Exhibit 10.14

Summary of Director and Executive Officer Compensation Arrangements

In addition to the compensation arrangements filed as other exhibits to this annual report, Pyxus International, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.

Compensation Arrangements for Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. Non-employee directors receive an annual cash retainer paid in quarterly installments. As of June 1, 2019, such retainer payments for all non-employee directors, were based on the following schedule:

Type of Service	Annual Retainer
Board Member	$67,500
Lead Independent Director	+$20,000
Audit Committee Member	+$12,000
Audit Committee Chairman	+$10,000
Executive Committee Member	+$ 3,000
Executive Committee Chairman	+$ 5,000
Executive Compensation Committee Member	+$12,000
Executive Compensation Committee Chairman	+$ 7,500
Governance & Nominating Committee Member	+$ 7,500
Governance & Nominating Committee Chairman	+$ 5,000
Social Responsibility & Corporate Affairs Committee Member	+$ 7,500
Social Responsibility & Corporate Affairs Committee Chairman	+$ 5,000

Compensation Arrangements for Named Executive Officers

The board of directors sets the annual base salary for each of the Company’s chief executive officer, chief financial officer and its three other most highly compensated executive officers, based on fiscal 2019 total compensation (such five officers, the “named executive officers”). As of June 1, 2019, the annual base salary rates for the named executive officers were as follows:

Named Executive Officer	Base Salary
J. Pieter Sikkel	$725,000
Joel L. Thomas	$442,385
Tracy G. Purvis	$330,000
William L. O’Quinn, Jr.	$345,050
Laura D. Jones	$290,000